Independent Auditors' Consent

The Board of Directors

Rome Bancorp, Inc.:

We consent to the incorporation by reference in the Registration Statement No. 333-36282 on Form S-8 of Rome Bancorp, Inc. of our report dated January 22, 2003, with respect to the consolidated balance sheets of Rome Bancorp, Inc. and subsidiary as of December 31, 2002 and 2001, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for each of the years then ended, which report has been incorporated by reference in the December 31, 2002 Annual Report on Form 10-KSB of Rome Bancorp, Inc.

s/s KPMG LLP

Syracuse, New York

March 26, 2003